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Exhibit 10.1

AMENDMENT TO THE
UNITED COMMUNITY BANKS, INC.
2000 KEY EMPLOYEE STOCK OPTION PLAN

        THIS AMENDMENT is hereby made and entered into this 5th day of March, 2004, by UNITED COMMUNITY BANKS,  INC. (the "Company") to be effective as of the date set forth hereinbelow.

        W I T N E S S E T H:

WHEREAS, effective December 8, 1999, the Company adopted the United Community Banks, Inc. 2000 Key Employee Stock Option Plan (the "Plan") to provide grants of stock options and other equity awards to employees who are responsible for the future growth and continued success of the business; and

        WHEREAS, the shareholders approved the Plan at their shareholder meeting in 2000; and

        WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided;

        NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

        1.

        Subject to the approval of the shareholders of the Company, the Plan is amended by adding the following Section 4.4 to Article 4 thereof:

          "4.4    Increase in Number of Shares.    Subject to adjustment as provided in Section 4.3, in addition to the number of Shares heretofore granted under the Plan pursuant to Section 4.1, 1,100,000 Shares shall be available for grant of Awards under the Plan. Notwithstanding anything to the contrary in Section 4.1 and in addition to any adjustments pursuant to Section 4.3, if after December 31, 2003 the number of total issued and outstanding Shares is increased, other than as the result of a corporate capitalization, reorganization, partial or complete liquidation of the Company, or other transaction subject to Section 4.3, the maximum number of Shares for which Awards may be granted under the Plan shall be increased by 6% of such increase. Outstanding Shares shall for the purposes of such calculation include the number of Shares into which other securities or instruments issued by the Company are currently convertible (e.g., convertible preferred stock or convertible debentures, but not outstanding options to acquire stock). In addition to the number of Shares already granted as ISOs under the Plan pursuant to Section 4.1, 1,100,000 Shares shall be available for grant of ISOs under the Plan.

        2.

        Section 6.1 and Section 8.1 of the Plan are amended so that the maximum number of Shares subject to Options and the maximum number of Shares of Restricted Stock or Stock Awards that can be granted under the Plan during any calendar year to any individual is 100,000 Shares.

        3.

        Except as hereby modified, the Plan shall remain in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the Company has executed this Amendment as of the day and year first written above.

UNITED COMMUNITY BANKS, INC.
By:	/s/ REX S. SCHUETTE

Name:	Rex S. Schuette

Title:	Executive V.P. & CFO

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AMENDMENT TO THE UNITED COMMUNITY BANKS, INC. 2000 KEY EMPLOYEE STOCK OPTION PLAN